     IX.  CODE OF ETHICS

                      HELLMAN, JORDAN MANAGEMENT CO., INC.
                                  (the "Firm")

                                 CODE OF ETHICS

     This Code of Ethics regarding conflicts of interest applies to all employees, officers and directors of the Firm ("Covered Persons") and other Advisory Representatives (as defined below). It covers prohibitions related to material, nonpublic information and personal securities investing. This Code also imposes on Covered Persons certain reporting obligations which are specified below. Adherence to this Code is a fundamental and absolute condition of service with the Firm.

     No Code of Ethics can address every circumstance that may give rise to a conflict of interest, a potential conflict or an appearance of a conflict. Therefore, every Covered Person is expected to be alert to any actual, potential or appearance of a conflict of interest with the Firm's clients and to conduct himself or herself with good judgment. Failure to exercise good judgment, as well as violations of this Code, may result in the imposition of sanctions on the Covered Person, including suspension or dismissal.

                         STATEMENT OF GENERAL PRINCIPLES

     The Firm provides investment management services to unaffiliated clients as well as to its directors, officers, employees, pension trust and affiliates (the "Affiliated Parties"). Given the highly volatile nature of the investments made by the Firm on behalf of its clients and the Affiliated Parties (and the resulting high turnover), the transactions on behalf of the Affiliated Parties may be consistent with, or contrary to, the positions of and the advice given by the Firm to its clients. It is recognized that different accounts have different objectives and risk tolerance and thus will have different trading strategies. As a fiduciary, the Firm owes an undivided duty of loyalty to its clients. It is the Firm's policy that Covered Persons conduct themselves so as to avoid not only actual conflicts of interest with the Firm's clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us.

     The Code of Ethics is designed to ensure, among other things, that the personal securities transactions of all Covered Persons are conducted in accordance with the following principles:

          (i) a duty at all times to place the interests of the Firm's clients first and foremost;

Section IX                       Code of Ethics                           Page 1

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          (ii) the requirement that all personal securities transactions be conducted in a manner consistent with this Code of Ethics and in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an Covered Person's position of trust and responsibility; and

          (iii) the requirement that Covered Persons should not take inappropriate advantage of their positions.

     The Firm's policy is to avoid conflicts and, where they unavoidably occur, to resolve them in a manner that clearly places our client's interests first.

     In addition to the specific prohibitions on certain personal securities transactions as set forth herein, all Covered Persons are prohibited from:

          (i) employing any device, scheme or artifice to defraud any client or prospective client;

          (ii) making to any prospect or client any untrue statement of a material fact or omitting to state to such prospect or client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          (iii) engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any prospect or client;

          (iv) engaging in any manipulative practice with respect to any prospect or client; and

          (v) revealing to any other person (except in the normal course of his or her duties on behalf of a client) any information regarding securities transactions by any client or the consideration of any client or the Firm of any securities transactions.

                         MATERIAL, NONPUBLIC INFORMATION

     (a) Restriction on Trading or Recommending Trading. Each Covered Person is reminded that it constitutes a violation of the federal securities laws for any person to trade in or recommend trading in the securities of a company while in possession of material, nonpublic information concerning that company, or to disclose such information to any person not entitled to receive it if there is reason to believe that such information will be used in connection with a trade in the securities of that company. Violations of federal law may give rise to civil as well as criminal liability, including the imposition of monetary penalties. Tippees (i.e., persons who receive material, nonpublic information) also may be held liable if they trade or pass along such information to others.

     (b) What is Material, Nonpublic Information? "Material information" is any information about a company which, if disclosed, is likely to affect the market price of the company's securities or to be considered important by an average investor in deciding whether to purchase or sell those securities. Examples of information which should be

Section IX                       Code of Ethics                           Page 2
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presumed to be "material" are matters such as dividend increases or decreases, earnings estimates by the company, changes in the company's previously released earnings estimates, significant new products or discoveries, major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, significant merger or acquisition proposals, or similar major events which would be viewed as having materially altered the "total mix" of information available regarding the company or the market for any of its securities.

     "Nonpublic information", often referred to as "inside information", is information that has not yet been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company or its insiders, or that the recipient knows to have been furnished by someone in breach of a fiduciary obligation. Courts have held that fiduciary relationships exist between a company and another party in a broad variety of situations involving a relationship between a company and its lawyers, investment bankers, financial printers, employees, technical advisors and others.

     Information should not be considered to have been publicly disclosed until a reasonable time after it has been made public (for example, by a press release). Someone with access to inside information may not "beat the market" by trading simultaneously with, or shortly after, the official release of material information.

     (c) Procedures for Avoiding Insider Trading. A Covered Person who comes to possess or believes that he or she may have come to possess inside information concerning any publicly-held company the securities of which the Covered Person or the Firm is considering trading shall confer about such information with the Compliance Officer, who shall determine whether use of such information would violate applicable law. While the Compliance Officer is deliberating, the Covered Person shall not trade the securities in question on behalf of the Covered Person or anyone else, including clients of the Firm, nor shall the Covered Person communicate the information to others. If the Compliance Officer determines that the use of the information would be unlawful, such Officer shall notify all Covered Persons that they are prohibited from disclosing to other persons ("tippees") inside information about the issuer in question and from trading in the securities in question in personal securities transactions or for the accounts of clients (notwithstanding the inclusion of such securities on any "recommended to buy" or "recommended to sell" lists compiled by the Firm) until further notice, and shall take appropriate measures to maintain the confidentiality of the information, for example by placing any written materials containing the inside information on a confidential file under the Compliance Officer's control.

     Following receipt of the notice prohibiting certain trades and until receipt of further notice from the Compliance Officer, every Covered Person shall refrain from disclosing such information to tippees and from trading the securities in question in personal securities transactions or for the accounts of clients.

     (d) Sanctions. Any Covered Person who knowingly trades or recommends trading while in possession of material, nonpublic information may be subject to civil and criminal penalties, as well as to immediate suspension and/or dismissal.

Section IX                       Code of Ethics                           Page 3
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                        MUTUAL FUND TRADING RESTRICTIONS

     (a) Trading After the Close. It is the Company's policy not to engage in late trading when purchasing or redeeming mutual fund shares. Trading after the close is the practice of placing orders to buy or sell shares of a mutual fund after 4:00PM Eastern time, the time when most funds calculate their net asset value (NAV), but the investor still receives the current day's price. Allowing shares to be traded after their price has been set for the day creates an unfair advantage for certain investors at the expense of other shareholders.

     (b) Market Timing. It is the Company's policy not to engage in market timing when purchasing or redeeming mutual fund shares.

Market timing is an investment strategy that utilizes excessive short-term trading to capitalize on inefficiencies in the pricing of shares. Market timing, which relies on frequent purchases and redemptions of fund shares, isn't illegal but is restricted by most fund companies.

Market timing undermines portfolio management strategies and may hurt the performance of the fund. It may force a manager to maintain a larger percentage of the fund's assets in cash or to liquidate securities prematurely to meet higher levels of redemptions resulting from market timing. Abusive trading practices increase transaction costs and may hurt long-term investors.

  CONFLICTS OF INTEREST; PRECLEARANCE OF CERTAIN PERSONAL INVESTING ACTIVITIES

     (a) Advisory Representatives. An "Advisory Representative" is (i) any officer of the Firm, (ii) any director of the Firm, (iii) any employee who makes, participates in the determination of, or whose duties relate to the determination of, any security recommendations or investment decisions made by the Firm, (iv) any employee who, in connection with his or her duties, obtains any information concerning security recommendations or investment decisions made by the Firm before such information is effectively disseminated and (v) any of the following persons who obtain information concerning securities recommendations being made by the Firm prior to the effective dissemination of such recommendation or of the information concerning such recommendations: (A) any natural person in a control relationship to the Firm, (B) any affiliated person of such controlling person, and (C) any affiliated person of such affiliated person. Note that under this last clause, even if you have no involvement in making the Firm's recommendations, you may become an Advisory Representative simply by learning of recommendations or decisions being made by the Firm in the course of your employment duties.

     (b) General. No Advisory Representative shall recommend any securities transactions without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

Section IX                       Code of Ethics                           Page 4
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          (1) any direct or indirect beneficial ownership of any securities of such issuer;

          (2) any contemplated transaction by such person in such securities;

          (3) any position with such issuer or its affiliates; and

          (4) any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

     (c) Transactions Covered by Personal Investing Restrictions.

          (1) Certain transactions by an Advisory Representative made for his or her own account, as well as certain transactions in other Covered Accounts (as defined below) (each, a "personal securities transaction"), are subject to the preclearance procedures described in this section, unless otherwise indicated.

          (2) For a listing of the Advisory Representative and other accounts subject to these restrictions and requirements ("Covered Accounts"), see Appendix A attached hereto. For a listing of the types of securities and transactions ("Exempt Transactions") that are not subject to preclearance, see Appendix B attached hereto.

          (3) Transactions by an Advisory Representative made for his or her own account and transactions in other Covered Accounts (other than Exempt Transactions) will not be subject to the preclearance procedures described in this section and the Advisory Representative may participate in transactions with clients of the Firm pursuant to the allocation procedures of the Firm then in effect if: (A) management and/or administrative fees are paid to the Firm in respect of such Covered Account or such Covered Account is the Firm's retirement plan account, (B) the Compliance Officer determines that the participation of such Covered Account in transactions with the Firm's clients pursuant to the Firm's allocation procedures does not present a reasonably likelihood of harm to the Firm's clients, and (C) (It is understood that a substantial amount of the Firm' assets under management consist of assets of Advisory Representatives, and that the investment style of the Firm involves a high level of security turnover.) security allocations, other than for futures, will be done in a manner whereby external client accounts receive execution prices equal to or better than those received by Advisory Representative accounts.

     (d) Initial Public Offerings (IPOs). Pursuant to NASD Rule 2790, Advisory Representatives maybe eligible to invest in initial public offerings. Before investing, Advisory Representatives need to review Rule 2790 paying close attention to the sections pertaining to restricted persons and the 10% de mininis threshold.

     (e) Preclearance Requirement. Other than with respect to Exempt Transactions or as permitted under (c)(3) above, each Advisory Representative is strictly prohibited from effecting or permitting the purchase or sale directly or indirectly, of any public or nonpublic security or other instrument which is held by or being considered for

Section IX                       Code of Ethics                           Page 5
any client of the Firm by or for any Covered Account without obtaining preclearance of each such transaction pursuant to the procedure set forth below, which requires the prior approval of the Compliance Officer.

     The preclearance procedure is as follows:

          (1) The Advisory Representative requests approval either orally or in writing by submitting a completed Personal Trading Authorization form (attached as Appendix C hereto) to the Compliance Officer. If the Advisory Representative requests approval orally, his or her oral request shall constitute a representation to the Compliance Officer that:

          (i)  he or she has read and understands this Code;
          (ii) the request for preclearance is in compliance with the Code;
          (iii) the proposed transaction is not based on any material non-public information; and
          (iv) the Advisory Representative has taking appropriate steps to ascertain that the securities are not (A) being bought or sold on behalf of any of the Firm's clients at that time, or (B) actively being considered for sale or purchase on behalf of the Firm's clients, even if no buy or sell order has been placed.

          (2) In considering whether to grant permission for any personal securities transaction, the Compliance Officer shall consider whether the proposed transaction is consistent with this Code of Ethics and shall be entitled to rely on the certifications and representations of the Advisory Representative set forth in the Personal Trading Authorization form submitted for the preclearance of such transaction or deemed made by the Advisory Representative as set forth above.

          (3) The Compliance Officer will notify the Advisory Representative if and when a preclearance request has been approved, and no trade may be affected prior to receipt of such notice from the Compliance Officer.

          (4) If an Advisory Representative receives permission to trade a security or instrument, the trade must be executed (unless the Advisory Representative decides not to make such trade) by the close of business on the next business day.

     (f) Futures Transactions. Due to the requirements of the regulations and/or our FCMS, futures transactions must be allocated immediately to a trading account upon execution, so it is possible that within a trading session different trading accounts receive prices which are either better or worse than those received by another trading account. Futures trading accounts are groups of separate accounts which are commingled based on a similar investment objectives and manager supervision. Allocations within a trading account should be proportionate within the parameters of each accounts' investment objectives and risk tolerance, and existing investment position.

                                     REPORTS

Section IX                       Code of Ethics                           Page 6
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     In order to implement the general principles, restrictions and prohibitions contained in this Code of Ethics, each Covered Person and Advisory Representative, as applicable, is required to file (or provide via e-mail) the following periodic reports:

     (a) Initial Certification. Within 10 days of commencing employment at the Firm, or by April 30, 2004, whichever is later, each Covered Person shall submit (to the Compliance Officer a signed Initial Certification of Compliance (attached as Appendix D hereto).

     (b) Monthly Statements. Each Advisory Representative shall provide or cause to be provided, to the Compliance Officer not later than 10 days after the end of each calendar month, a signed Monthly Certification of Compliance (attached as Appendix E hereto) containing, with respect to transactions during such month outside of the Firm (other than Exempt Transactions) in securities in which the Advisory Representative has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

     (i) the date of each transaction, the title and number of securities and the principal amount of each security involved;
     (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
     (iii) the price at which the transaction was effected; and
     (iv) the name of the broker, dealer or bank with or through which the transaction was effected.

For purposes of this Code of Ethics, "beneficial ownership" is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "Exchanged Act"), and the rules and regulations thereunder. Accordingly, a person shall have "beneficial ownership" of any security if he or she, directly or indirectly, through any contact, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. A person has a pecuniary interest in a security if he or she has the opportunity, directly or indirectly, to profit or share in any profit from a transaction in the subject security. A person may have an indirect pecuniary interest in a security if, among other things:

     (i) the security is held by a member of that person's immediate family sharing the same household;

     (ii) the person is a general partner and the security is held by the general partnership or limited partnership;

     (iii) the person's interest in such security is held by a trust; or

Section IX                       Code of Ethics                           Page 7

     (iv) the person has a right to acquire such security through the exercise or conversion of any derivative security, whether or not presently exercisable.

     (c) Exempt Transactions. Exempt Transactions need not be reported under this Code.

Section IX                       Code of Ethics                           Page 7

     (d) Disclaimer of Beneficial Ownership. Any report required under this Code of Ethics may contain a statement that such report is not to be construed as an admission by the person making the report that he or she has any direct and indirect beneficial ownership of the security to which the report relates.

  Reports: Required when the firm is an advisor or subadvisor to an investment company (mutual fund).

          (i) Initial Holdings Reports. No later than 10 days after the person becomes a covered person or Advisory representative, the following information:

               A. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

               B. The name of any broker, dealer or bank with whom the Covered Person or Advisory Representative maintained an account in which any securities were held for the direct or indirect benefit of the Covered Person and Advisory Representative as of the date the person became a Covered Person or Advisory Representative; and

               C. The date that the report is submitted by the Covered Person or Advisory Representative.

          (ii) Quarterly Transaction Reports. No later than 10 days after the end of a calendar quarter, the following information:

               A. With respect to any transaction during the quarter in a Security held by The Fund in which the Covered Person or Advisory Representative had any direct or indirect beneficial ownership:

                    1. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                    2. The nature of the transaction (i.e., the purchase, sale, or any other type of acquisition or disposition);

                    3. The price of the Covered Security at which the transaction was effected;

                    4. The name of the broker, dealer, or bank with or through which the transaction was effected; and

                    5. The date that the report is submitted by the Covered Person or Advisory representative.

               B. With respect to any account established by the Covered Person or Advisory Representative in which any securities were held during the quarter for the direct or indirect benefit of the Covered Person or Advisory Representative:

Section IX                       Code of Ethics                           Page 8
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                    1.   The name of the broker, dealer or bank with whom the
                         Covered Person or Advisory Representative established the account;

                    2.   The date the account was established; and

                    3. The date that the report is submitted by the Covered Person or Advisory Representative.

          (iii) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

               A. The title, number of shares and principal amount of each Covered Security in which the Covered Person or Advisory Representative had any direct or indirect beneficial ownership;

               B. The name of any broker, dealer or bank with whom the Covered Person or Advisory Representative maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person or Advisory Representative; and

               C. The date that the report is submitted by the Covered Person or Advisory Representative.

          (iv) Covered Security is a security held or to be acquired by the fund within the most recent 15 days. Any option to purchase or sell any security convertible into or exchangeable for a security described above is a Covered Security.

                                  MISCELLANEOUS

     (a) Compliance Officer. Except as it relates to preclearance as set forth in clauses (c) and (d) under the heading "Conflicts of Interest; Preclearance of Certain Personal Investing Activities", the Chief Compliance Officer shall be Nicholas Gleysteen (or, if he is unavailable, his designee), or such other person as may time to time be appointed by the Board of Directors of the Firm. For purposes of preclearance as set forth in clauses (c) and (d) under the heading "Conflicts of Interest; Preclearance of Certain Personal Investing Activities", the Compliance Officer shall be the Executive Vice President of the Firm (or, if he is unavailable, his designee). The Compliance Officer must request approvals or submit reports with respect to his or her personal securities transactions or other activities restricted by this Code to Gerald Reid Jordan. The Executive Vice President must submit requests for preclearance as required under clauses (c) and (d) under the heading "Conflicts of Interest; Preclearance of Certain Personal Investing Activities" to the Compliance
Officer or her designee.

     (b) Review Procedures. The Compliance Officer shall be charged with supervising compliance with this Code. In this supervisory role, the Compliance Officer

Section IX                       Code of Ethics                           Page 9
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shall, among other things, review at least monthly the reports submitted with respect to Advisory Representative securities transactions for that month in order to (1) ensure that adequate records are being kept under Rule 204-2 of the Investment Advisers Act of 1940, as amended and Rule 17j-1 under the Investment Company Act of 1940, and (2) determine if any Advisory Representative has failed to adhere to the preclearance procedures or trading restrictions under this Code.

     (c) Interpretation. The provisions of this Code of Ethics will be interpreted by the Compliance Officer. Questions of interpretation should be directed to the Compliance Officer or his or her designee.

     (d) Sanctions. If advised of a violation of this Code of Ethics by any Covered Person or Advisory Representative, the Compliance Officer or, in the case of the Compliance Officer, the Board of Directors, may impose such sanctions as are deemed appropriate. Any violations of this Code of Ethics and sanctions therefor will be reported to the Board of Directors at least annually.

     (e) Effective Date. This Code of Ethics shall be effective as of January 1, 2004. Amended August 31, 2004.

Section IX                       Code of Ethics                          Page 10

                                                                      APPENDIX A

                                COVERED ACCOUNTS

     The preclearance provisions of this Code of Ethics apply to all transactions (other than Exempt Transactions) in the following investment accounts ("Covered Accounts"), except as specifically provided otherwise:

     (1) accounts held for your benefit by you or other persons (including nominees, custodians, brokers, pledgees, partnerships, personal holding companies, trustees or other fiduciaries); and

     (2) accounts held by (or for the benefit of) your spouse or any children or relatives who share your home.

Section IX                       Code of Ethics                          Page 11

                                                                      APPENDIX B

                               EXEMPT TRANSACTIONS

     The following types of securities or transactions need not be reported or precleared under this Code of Ethics, except as specifically provided otherwise (the "Exempt Transactions"):

          (1) Registered non-affiliated, open-end investment companies (that is, mutual funds but not closed-end funds).

          (2) Securities which are direct obligations of the United States (i.e., treasuries).

          (3) Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

          (4) Transactions effected in any account over which the Advisory Representative has no direct or indirect influence or control (a "Non-Discretionary Account"). An Advisory Representative shall be deemed to have "no direct or indirect influence or control" over an account only if the following conditions are met: (i) investment discretion for such account has been delegated in writing to an independent fiduciary and such investment discretion is not shared with the Advisory Representative, or decisions for the account are made by a family member and not by the Advisory Representative, (ii) the Advisory Representative (and, where applicable, the family member) certifies in writing that he or she has not and will not discuss any potential investment decisions with such independent fiduciary or family member, and (iii) the Compliance Officer has determined that the account satisfies the foregoing requirements. An Advisory Representative must submit an annual certification with respect to Non-Discretionary Accounts that the Advisory Representative does not discuss any investment decisions with the person making investment decisions.

          (5) Transactions which are non-volitional on the part of the Advisory Representative (such as the receipt of securities pursuant to a stock dividend or merger).

          (6) Purchases of the stock of a company pursuant to an automatic dividend reinvestment plan or an employee stock purchase plan sponsored by such company.

          (7) Receipt or exercise of rights issued by a company on a pro rata basis to all holders of a class of security. Advisory Representative must, however, preclear transactions for the acquisition of such rights from a third party or the disposition of such rights.

Section IX                       Code of Ethics                          Page 12

                                                                      APPENDIX C

                         PERSONAL TRADING AUTHORIZATION

ADVISORY REPRESENTATIVE
                        -------------------------------
DATE
     -------------------------

-------------------------------------------------------------
Symbol   Security    Nature of   Quantity   Executed   Broker
                       Trade                  Price
                    (Buy/Sell)
-------------------------------------------------------------

-------------------------------------------------------------

-------------------------------------------------------------

-------------------------------------------------------------

-------------------------------------------------------------

-------------------------------------------------------------

-------------------------------------------------------------

ADVISORY
REPRESENTATIVE
SIGNATURE
                          -----------------------------

TRADE AUTHORIZATION
                          -----------------------------
                          Compliance Officer

By signing this form, the Advisory Representative affirms that he/she has read and understands the Firm's Code of Ethics. The above order is in compliance with the Firm's policy governing personal securities transactions, insider trading and securities fraud. In addition, the Advisory Representative hereby certifies that the above transactions are not based on any material non-public information, and that the Advisory Representative has taken appropriate steps to ascertain that the securities are not (a) being bought or sold on behalf of any of the Firm's clients, (b) the subject of a written buy or sell recommendation from the investment committee of the Firm or (c) actively being considered for sale or purchase on behalf of the Firm's clients, even though no buy or sell order has been placed.

The above trades, once authorized, must be executed by the close of business on the next business day (unless the Advisory Representative decides not to make such trade).

Section IX                       Code of Ethics                          Page 13

                                                                      APPENDIX D

                       INITIAL CERTIFICATION OF COMPLIANCE

     I acknowledge that I have received the Firm's Code of Ethics and represent that:

     (1) I have read the entire Code of Ethics and I understand that it applies to me. I will comply with the Code of Ethics in all respects.


------------------------------
Signature

------------------------------
Print Name

------------------------------
Dated

Section IX                       Code of Ethics                          Page 14

                                                                      APPENDIX E

                       MONTHLY CERTIFICATION OF COMPLIANCE
                             WITH THE CODE OF ETHICS

I certify that during the past calendar month:

     (1) In accordance with the Code of Ethics, I have fully disclosed and/or reported every transaction in a security (other than Exempt Securities) in which I have or had, or by reason of the transaction, acquired, any direct or indirect beneficial ownership.

     (2) I have completed an attached Schedule A for each transaction in a security outside of the Firm (other than Exempt Securities) in which I have or had, or by reason of the transaction, acquired, any direct or indirect beneficial ownership.

     (3) In accordance with the Code of Ethics, I have obtained prior written authorization for all securities transactions in Covered Accounts, except for transactions exempt from preclearance under the Code of Ethics.

     (4) I have complied with the Code of Ethics in all other respects.


                                             -----------------------------------
                                             Advisory Representative's Signature
                                             Print Name:
                                             Date:

Section IX                       Code of Ethics                          Page 15

                                   SCHEDULE A

                             SECURITIES TRANSACTIONS

This Schedule should be completed for any transaction in the past calendar month outside of the Firm in a security (other than an Exempt Security) in which you have or had, or by reason of the transaction, acquired, any direct or indirect beneficial ownership and which has not previously been reported through broker trade confirmations or in quarterly statements.

Date of Transaction:
                     -----------------------------------------------------------

Name of Security:
                  --------------------------------------------------------------

Number of Securities:
                      ----------------------------------------------------------

Principal Amount:
                  --------------------------------------------------------------

Purchase/Sale/Other (please specify):
                                      ------------------------------------------

Price:
       -------------------------------------------------------------------------

Name of Broker, Dealer or Bank:
                                ------------------------------------------------

(Attach separate sheet if necessary)

Section IX                       Code of Ethics                          Page 16